DENMARK BANCSHARES, INC.
EXHIBIT (21.1)
List of Subsidiaries

    Name                                        Jurisdiction of Incorporation
1.  Denmark State Bank                                      Wisconsin
2.  Denmark Agricultural Credit Corporation                 Wisconsin
3.  McDonald-Zeamer Insurance Agency, Inc.                  Wisconsin
4.  Denmark Investments, Inc.                                Nevada



All subsidiaries listed are 100% directly owned by Denmark Bancshares, Inc. except that Denmark Investments, Inc. is 100% owned by Denmark State Bank.